EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made March 23, 2015 by and between Juniper Networks, Inc., a Delaware Corporation, with principal place of business located at 1133 Innovation Way, Sunnyvale, California 94089 (“Juniper”) and Mitchell Gaynor (“Gaynor”). The Parties agree as follows:

1.Background. Gaynor has communicated to Juniper his desire and intent to resign and leave his employment at Juniper during 2015. Juniper desires to ensure the services of Gaynor as an employee and officer of Juniper and as a director of certain Juniper subsidiaries through the periods described below.

2.    Parent Company Employment. Gaynor agrees to continue to serve as General Counsel and an employee of Juniper through at least May 19, 2015 or such other date in 2015 as the Parties may mutually agree in writing from time to time. The date Gaynor ceases to be an employee of the Company for any reason is referred to as the “Employment End Date”.

3.     Subsidiary Service. Gaynor currently serves as a director or officer of more than fifty wholly owned subsidiary corporations, branches, or other legal entities of Juniper (collectively “Subsidiaries”). Gaynor is willing to continue to serve, at the pleasure of Juniper, as a director of the Subsidiaries through December 31, 2015 in order to enable an efficient and cost-effective transition from his roles at these Subsidiaries. It is agreed that such service as a director will not preclude Gaynor from undertaking employment with other employers. Juniper agrees to make reasonable efforts to remove Gaynor from his roles at such Subsidiaries as soon as practical. Unless effectuated earlier, Gaynor resigns from each such Subsidiary effective December 31, 2015. Gaynor agrees that if requested by Juniper, he will execute without any additional compensation any documents required to remove himself from any such position and replace him with another individual. Regardless of the actual date on which Gaynor has ceased to serve as an officer and director of the last Subsidiary, the period between the Employment End Date and December 31, 2015 is referred to as the “Subsidiary Service Period”. For avoidance of doubt, Gaynor’s service during the Subsidiary Service Period will not be considered service as an Employee or Consultant for purposes of awards under Juniper’s 2006 Equity Incentive Plan.

4.    Compensation. Gaynor will (i) be paid his regular salary of $37,500 per month and his regular benefits through the Employment End Date, (ii) be paid one twelfth of his annual target incentive bonus (such annual target bonus is $450,000) for each full and partial calendar month in 2015 through his Employment End Date, and (iii) be paid $37,500 for each full and partial month in the Subsidiary Service Period. The amounts specified in (ii) will be paid in a lump sum (less applicable withholding) on or before the forty-fifth (45) day following the Employment End Date. The amounts specified in (iii) will be paid on a semi monthly basis through the Subsidiary Service Period. (less applicable withholding); provided that, if service on all Subsidiaries has ceased before December 31, 2015, any portion of the compensation in (iii) relating to periods from such date through the end of the Subsidiary Service Period will be paid within 45 days.

5.     Other Agreements and Release of Claims. Subject to payment of the above compensation and all obligations owing to him under applicable law and the Indemnification Agreement between the Parties, Gaynor agrees he is not entitled to receive any other compensation, incentive payments or severance apart from the benefits provided under this Agreement in connection with the end of his employment or service on Subsidiaries. This Agreement, however, shall not diminish or otherwise impact the rights and remedies to defense and indemnification, among other things, under any Directors and Officers Insurance coverage of any other insurance policy or rights and remedies provided by law to which Gaynor is entitled as an employ officer or director or former employee officer and director of Company or its subsidiaries. Gaynor also agrees to execute on or after the Employment End Date and the Subsidiary Service Period, a release of claims in substantially the form attached to the Change in Control Agreement between the parties, provided such release excludes any rights under the Indemnification Agreement and this Agreement and any claim s related to any breach of such agreements. If Gaynor would be entitled to benefits under the Change in Control

Agreement between the parties for events occurring on or before the Employment End Date, the protections under the Change in Control Agreement will apply to the extent that they are not duplicative of protections under this Agreement.

6.    Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the state of California without regard to its conflict of laws provision. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.
7.    Counterparts and Facsimile Copies. This Agreement may be signed in counterparts. A facsimile copy or electronic copy in Portable Document Format (PDF) of this Agreement will have the same force and effect as the original.
8.    Amendment. This Agreement may not be modified, altered, or changed except in writing and signed by both Gaynor and an authorized officer of Juniper wherein specific reference is made to this Agreement.

9.    No Assignment. Gaynor agrees that neither this Agreement nor any portion of it is assignable. Gaynor represents, warrants, and covenants that he has not previously assigned or transferred, or purported to assign or transfer, to any individual or entity, any of the rights, claims, demands or causes of action being released herein, and agrees that no such assignment or transfer may occur without a written consent executed by Juniper, and any attempts to do so will be void.
10.    Entire Agreement. This Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties regarding the subject matter of this Agreement.

The Parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

Date:	March 23, 2015	Mitchell Gaynor
/s/ Mitchell Gaynor

Date:	March 24, 2015	JUNIPER NETWORKS, INC.
		By:	/s/ Rami Rahim
Name: Rami Rahim